UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Willis Towers Watson Public Limited Company

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May 31, 2017

Dear valued shareholders:

On behalf of the Board of Directors (the “Board”) and the Compensation Committee (the “Committee”) of Willis Towers Watson Public Limited Company (the “Company”), we are writing to request your support at the 2017 Annual General Meeting of Shareholders (the “Annual Meeting”) by voting according to the Board’s recommendations on all proposals. In particular, we request your support on Proposal 3, or the Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay Proposal).

With respect to “say-on-pay,” we note that Glass Lewis issued a report, recommending that shareholders vote “FOR” the Company’s shareholder advisory say-on-pay proposal. However, Institutional Shareholder Services (“ISS”) is recommending a vote “AGAINST” the say-on-pay proposal. In particular, in making its recommendation, ISS is focused on the CEO’s 2016 front-loaded performance-based equity grant. We disagree with ISS’s calculation of the grant’s size, which overstates its value by more than 100% and its evaluation of the grant’s merits and rationale. We ask our shareholders to view our executive compensation program for 2016 based on the merits of the program as described below and in our 2016 Proxy Statement. Some of the key points we address in further detail in this letter include:

•	As detailed below, ISS erroneously valued the CEO’s equity award at $53.5 million which is more than twice the reported SEC compensation table value for the full front-loaded three-year award of $24.6 million and over six times the annualized value of the grant of $8.2 million. Of significant contrast, we note that Glass Lewis valued the same award at $22.3 million at target.

•	The CEO’s annualized 2016 total direct compensation is nearly 90% performance-based and reflects our strong pay-for-performance program and is less than the CEO total direct compensation of our most direct competitors.

•	The equity component of the CEO’s total direct compensation package is comprised of a 100% performance-based equity grant which cliff-vests in three years and is directly linked to Merger success. It reflects the scope and complexity of post-Merger objectives. None of the equity will vest if there is below threshold performance.

•	We view the CEO’s equity grant on an annualized basis because he will not receive any further long-term incentive compensation for 2017 and 2018.

Key Features of the CEO’s PSU Awards.

Following completion of the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. (the “Merger”) in early 2016, the Committee of the combined Company completed a detailed assessment of the compensation arrangements with the CEO. As a result, the Committee approved, and the independent members of the Board ratified, a new compensation package for Mr. Haley that was designed both to retain his services through a meaningful period post-Merger as well as create strong incentives for Mr. Haley to deliver on the growth and shareholder value creation opportunities created by the Merger. As described in more detail in our 2016 Proxy Statement, this included front-loaded awards of equity (“PSU Awards”) designed to cover three years of equity grants that are 100% performance-based, cliff-vest at the end of a three-year performance period and are tied to challenging Total Shareholder Return (“TSR”) and EPS objectives that are consistent with publicly-announced Merger goals and support our corporate strategy for long-term growth and shareholder value creation.

To help investors in evaluating the CEO’s 2016 PSU Awards, we wanted to highlight a number of key features of, and considerations related to, these awards.

•	First, the terms of the PSU Awards are directly linked to achieving an effective integration of Willis and Towers Watson and achieving the intended benefits of the Merger. In particular, the grant contains the following features:

•	Front-Loaded Award: No Additional Long-Term Incentive Awards in 2017 or 2018. The PSU Awards cover three years of annual long-term incentive compensation for our CEO, who did not receive any other equity awards in 2016 and will not receive any equity awards in 2017 or 2018. ISS was concerned that the multi-year nature of the awards restricted the Committee’s flexibility to adjust for varying performance or other unforeseen events. However, the rigorous TSR and EPS metrics inherently reflect, and adjust for, Company performance. Additionally, the Committee has discretion to adjust certain other portions of the CEO’s compensation on an annual basis.

•	Significantly “At-Risk” Awards. The CEO’s 2016 annualized total direct compensation is nearly 90% performance-based; the PSU Awards represent its largest component at nearly 71%. If the minimum performance thresholds are not met, none of the PSU Awards will vest.

•	Target performance goals in the PSU Awards are tied to publicly-stated merger goals for 2018 EPS and also to strong levels of three-year total shareholder returns. The PSU Awards provide for above target payout opportunities for exceptional earnings growth and stock performance, with the potential to earn no shares if performance is below established minimum hurdles. In particular, the PSU Awards provide for payouts between 0% and 350% based on a combination of significant TSR targets and a 2018 EPS target that is consistent with our publicly-stated goal for earnings growth during the three-year Merger integration period. These performance goals and potential payouts are described on Annex A.

•	Significant share retention requirements enhance incentives. In order to further ensure sustainable, continued operational results and to mitigate any risk that the structure of the performance periods would drive performance too narrowly, generally, 50% of any vested shares under the PSU Awards will be settled on the later of March 15, 2019 and the date Mr. Haley’s employment is terminated, and the other 50% will be settled on the later of March 15, 2020 and the date Mr. Haley’s employment is terminated. This provision requires Mr. Haley to retain a significant portion of the shares earned well beyond the vesting date.

•	Second, the size of the PSU Awards on an annualized basis reflects appropriate positioning. ISS was critical of the size of the equity awards granted in 2016 to our CEO. We would encourage our investors to consider the following in evaluating such commentary:

•	Size of PSU Awards should be viewed on an annualized basis. Because the CEO will not receive any additional long-term incentive compensation for the 2016 – 2018 fiscal years, his 2017 and 2018 compensation will consist primarily of his base salary and bonus. As a result, even though the SEC summary compensation table reflects the full front-loaded grant value of the PSU Awards (approximately $24,641,432), we believe the annualized value (equal to about $8.2 million) is the proper way to view the awards given that Mr. Haley will not be eligible for future grants until after 2018.

CEO 2016 Annualized Total Direct Compensation ($)
2016 Annualized Base Salary	2016 Annual Incentive Compensation Award	2016 Annualized Long-Term Incentive Compensation Award	2016 Annualized Total Direct Compensation
$1,200,000	$2,208,000	$8,213,811	$11,621,811

•	Size of annualized total direct compensation opportunity reflects the scope and complexity of post-Merger objectives and is less than the CEO total direct compensation of our most direct competitors. In connection with the design of the CEO’s compensation post-Merger, the Committee expressly determined that our CEO’s 2016 total direct compensation should be more in line with the 75th percentile of our peer group, based on the significant “at-risk” structure of his compensation and the Committee’s belief that this positioning is appropriate for the size and scope of the organization and the prior track record of the CEO. In particular, the Committee referenced the target pay levels for the CEOs of Aon plc and Marsh & McLennan Companies, Inc. when establishing the target pay for Mr. Haley, as these two companies represent our most direct competitors. In both cases, annualized target pay for Aon’s and Marsh’s CEOs (based on prior year publicly disclosed compensation data) were higher than Mr. Haley’s. The Committee also believed that the combination of an above market pay opportunity with a strong upside potential tied to performance will create the right balance between motivation and retention for Mr. Haley during his initial three-year employment period.

Notably, the compensation is not “locked in” to the 75th percentile of compensation, as indicated by ISS. Ultimately, payouts will depend on share price and performance thresholds being met and, further, peer group percentiles will change over time.

•	Third, the quantitative modeling by ISS has significantly inflated the value of the 2016 PSU Awards by (1) failing to treat the PSU Awards on an annualized basis and (2) duplicating values. ISS’s quantitative test assigned a value of approximately $53.5 million to the PSU Awards—more than twice the SEC compensation table value for the full three-year award and over six times the annualized value of the grant (which we believe is the better way to view the award as the CEO will not receive any long-term incentive compensation in 2017 and 2018). By ISS’s own acknowledgement, this is because they treated the PSU Award in February and the Supplemental Award in June as separate awards (at $25.4 million and $28.1 million, respectively.) As ISS acknowledges, if they had treated the awards as “…one grant as the company intended, the grant value is $25.4 million.” On the contrary, Glass Lewis assigned a target value of $22.3 million on the same award.

ISS’s valuation approach is simply incorrect. As detailed in the Proxy Statement, and as acknowledged by ISS, this grant was intended to be a single performance award of 225,000 shares at target that was made on two separate dates (February and June) due to available share usage under the Company’s Share Incentive Plans.

The Supplemental Award grant is strictly additional upside on the original grant (from 200% to 350% of target) and should not be valued “in addition to” the base grant. The Supplemental Award only vests if the maximum payout (200% of target) under the original PSU Award (granted in February) is exceeded. The minimum performance hurdle required to begin vesting in the Supplemental Award is a 20% annualized TSR. If these higher performance goals (which represent aggressive stretch goals) are met, the Supplemental Award provides for the ability to earn additional upside for superior performance over a multi-year period, up to a maximum payout of 350% of target in the aggregate for the PSU Awards considered together. As the Supplemental Award (granted in June) provides for vesting and payment of shares only upon achievement of superior goals that exceed those for the maximum payout under the original PSU Award, the awards should be viewed as a single grant of 225,000 shares at target with an opportunity to earn additional upside in excess of target upon achievement of challenging objectives, rather than two separate awards totaling 450,000 shares as erroneously viewed by ISS. Of note, Glass Lewis valued the total PSU Awards at $22.3 million – a notably significant difference in valuation from ISS.

ISS’s methodology resulted in double counting the number and value of the PSU Awards, which we strongly disagree with and believe is misleading to shareholders, as illustrated in the following table:

Comparison of CEO 2016 Front-Loaded Performance-Based Equity Grant Value
	Grant Date	# of Shares Vested at Target Performance	Performance Payout Range (% of Target)	Share Price On Grant Date	SEC Disclosed Equity Value (per Proxy Summary Compensation Table)	ISS Calculated Equity Value	Glass Lewis Calculated Equity Value
PSU Award	26-Feb-2016	225,000	0% - 200%	$112.75	$22,251,678	$25,368,750	$22,251,678
Supplemental Award	14-Jun-2016	0	>200% - 350%	$124.96	$2,389,754	$28,116,000	No Value Assigned

	Total Equity Value:				$24,641,432	$53,484,750	$22,251,678

	Total Annualized Equity Value:				$8,213,811	$17,828,250	$7,417,226

Indeed, the actual economics of the award is consistent with a single grant, as is demonstrated both by the nature of the performance hurdles applied to the Supplemental Award and the significant accounting discount (over 90% of face value) applied to the Supplemental Award relative to the share price on the date of grant.

Given the unique structure of this award, we believe that shareholders should view this performance award as intended and explained in the Proxy Statement: one grant of 225,000 shares with an opportunity to earn up to 350% of target for achievement of challenging three-year TSR and EPS objectives.

WE RECOMMEND YOU VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL NO. 3)

As outlined above and in our 2016 Proxy Statement, we are steadfastly committed to aligning our executives’ compensation with the interests of our shareholders and the performance of the company, and we strongly believe that our 2016 named executive compensation program fosters a culture of high performance and accountability and promotes long-term shareholder value creation.

We also note that the Committee and the Board made the PSU Awards to the CEO in the context of a compensation program that emphasizes pay-for-performance. To ensure the other executive officers’ interests are aligned with the CEO and shareholders, these executive officers received equity grants in 2016 that contain the same basic performance metrics and performance period as the CEO’s PSU Awards. Further, our executive compensation program incorporates practices that protect the interests of our shareholders and are consistent with high standards of risk management, including claw-back and double-trigger change of control vesting provisions applicable to equity awards, strict prohibitions on our named executive officers and all other employees from hedging or pledging any of our stock, share ownership guidelines for our named executive officers and no excise tax gross-ups.

Accordingly, we ask that our shareholders please consider the information set forth in this document and vote “FOR” our Say-on-Pay Proposal (Proposal No. 3). Even if voting instructions for your proxy have already been given, you may change your vote at any time before our annual shareholder meeting by providing revised voting instructions to your proxy or by voting at the meeting.

Yours sincerely,

Willis Towers Watson Public Limited Company

ANNEX A

DETAIL REGARDING PAYOUTS ON PSU AWARDS—FROM PAGE 43 OF THE PROXY STATEMENT

CEO Long-Term Incentive Compensation

Effective February 26, 2016, the Company granted Mr. Haley the PSU Award with a target amount of 225,000 performance-based restricted share units plus reinvested dividend equivalents (with a maximum opportunity equal to 200% of such units). The number of shares that vest under the award will be based on the achievement of applicable performance targets in the table below relating to the Company’s (i) adjusted diluted EPS at the end of the three-year performance period through December 31, 2018 and (ii) TSR over the period from the Grant Date (on which the closing price was $112.75) through December 31, 2018. Generally, 50% of any vested shares under the award will be settled on the later of March 15, 2019 and the date of Mr. Haley’s termination of employment, and the other 50% will be settled on the later of March 15, 2020 and the date of Mr. Haley’s termination of employment.

3-Year Annualized TSR	2018 EPS < $10.10	2018 EPS = $10.10	2018 EPS = $11.50
< 8%	0%	50%	100%
8%	25%	75%	125%
10%	50%	100%	125%
20%	200%	200%	200%

Effective June 14, 2016, the Company granted the Supplemental Award to Mr. Haley under the 2012 Plan approved by the Company’s shareholders at the 2016 Annual General Meeting of the Shareholders. Shareholders were informed at the shareholder meeting that the grant of the Supplemental PSU Award was subject to their approval of the plan. The Supplemental Award would vest based upon achievement of superior TSR goals that exceed those for the 200% maximum payout (i.e., 450,000 shares) under the PSU Award, such that Mr. Haley has the opportunity to earn in the aggregate up to a 350% maximum payout (i.e., an additional 337,500 shares, for a total of 787,500 shares) as shown in the following table:

3-Year Annualized TSR	2018 EPS < $10.10	2018 EPS = $10.10	2018 EPS = $11.50
≤ 20%	0%	0%	0%
30%	100%	100%	100%
34%	150%	150%	150%

At the time the PSU Award was granted, the Company intended to grant a supplemental PSU Award to Mr. Haley with terms and conditions substantially similar to the PSU Award but with higher Company performance goals and a higher maximum payout. The Supplemental Award was made at a subsequent time in order to obtain shareholder approval to issue additional shares under the Company’s equity plans and to comply with applicable tax obligations. Because the Supplemental Award provides for vesting and payment of shares only upon achievement of superior TSR goals that exceed those for the maximum payout under the PSU Award, the two awards are intended to be viewed in tandem and represent front-loaded equity incentive compensation reflecting three years of equity compensation for Mr. Haley.